Exhibit 4.1

BARCLAYS BANK PLC,

Issuer

TO

THE BANK OF NEW YORK MELLON,
Trustee

Supplemental Indenture

Dated as of October 2, 2024

Supplement to Senior Debt Securities Indenture Dated
as of September 16, 2004

SUPPLEMENTAL INDENTURE, dated as of October 2, 2024 (this “Supplemental Indenture”), to the Senior Debt Securities Indenture, dated as of September 16, 2004 (hereinafter called the “Base Indenture,” as amended by the Supplemental Indenture, dated as of February 22, 2018, together with the Base Indenture, herein collectively called the “Indenture,” which term shall have the meaning assigned to it in the Base Indenture), between Barclays Bank PLC, a public limited company registered in England and Wales (herein called the “Company”), having its registered office at 1 Churchill Place, London E14 5HP, England, and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Base Indenture.

Recitals of the Company

WHEREAS, the Company has heretofore made, executed and delivered to the Trustee the Indenture, providing for the issuance from time to time of the Company’s unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Senior Debt Securities”) to be issued in one or more series;

WHEREAS, the Company has issued the iPath® Bloomberg Platinum Subindex Total ReturnSM ETNs due June 24, 2038 (CUSIP: 06739H255) (such securities, the “Affected Securities”), which constitute a series of the Senior Debt Securities issued by the Company pursuant to the Indenture;

WHEREAS, the Company desires to modify certain provisions of the Affected Securities to provide the Company with an unqualified right to redeem all, but not less than all, outstanding Affected Securities in return for a cash payment in U.S. dollars per Affected Security in an amount equal to the principal amount of the Holder’s Affected Securities times the Index Factor (as defined in the Global Security for the Affected Securities) on the applicable Trading Day (as defined in the Global Security for the Affected Securities) minus the Investor Fee (as defined in the Global Security for the Affected Securities) on the applicable Trading Day;

WHEREAS, Section 9.02 of the Base Indenture provides that, with the consent of not less than a majority in aggregate principal amount of the Outstanding Senior Debt Securities of each series affected by such supplemental indenture, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Senior Debt Securities of such series under the Indenture;

WHEREAS, the Company launched a tender offer to invite the Holders to tender their Affected Securities for purchase by the Company (the “Tender Offer”) and a consent solicitation with respect to the amendments contemplated by this Supplemental Indenture (the “Consent Solicitation”) on December 7, 2023 and the Holders who validly tender (and do not validly withdraw) their Affected Securities will be deemed to have consented to the amendments contemplated by this Supplemental Indenture;

WHEREAS, through the Consent Solicitation the Trustee and the Company have received the consent of a majority in aggregate principal amount of Affected Securities, as specified in Annex A, to the matters contemplated herein and as evidenced by the certificate from The Bank of New York Mellon (the “Tender Agent”) attached as Annex B hereto;

WHEREAS, this Supplemental Indenture is authorized by the Board Resolution dated March 28, 2018 and by the Approval of the Chief Finance Officer dated March 5, 2024, and all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee according to its terms have been done; and

WHEREAS, the Company has requested and hereby requests that the Trustee join with the Company in the execution of this Supplemental Indenture;

Now, Therefore, This Supplemental Indenture Witnesseth

For and in consideration of the provisions set forth herein, it is mutually agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Affected Securities as follows:

ARTICLE 1
Amendments

Section 1.01. Concurrently with the execution and delivery of this Supplemental Indenture, the Affected Securities shall be amended and restated in accordance with the revised Global Security set out in Annex C hereto (the “Replacement Security”). This Supplemental Indenture shall amend the Affected Securities without any further action.

Section 1.02. Immediately following the execution and delivery of this Supplemental Indenture, the outstanding Global Security for the Affected Securities shall be canceled pursuant to the Indenture and the Trustee shall authenticate and deliver $2,972,900 principal amount of the Replacement Security in replacement thereof, provided that the failure to issue the Replacement Security shall not affect the validity of the Affected Securities that remain Outstanding after the Tender Offer is consummated or the effect of this Supplemental Indenture with respect to such outstanding Affected Securities.

ARTICLE 2
Miscellaneous Provisions

Section 2.01. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect including, without limitation, Section 6.07.

Section 2.02. Terms Defined. All terms defined in the Indenture shall have the same meanings when used herein.

Section 2.03. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.04. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

Section 2.05. Further Instruments. The Company will execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purpose of this Supplemental Indenture. Upon Company Request, the Trustee will execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purpose of this Supplemental Indenture.

Section 2.06. Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

Section 2.07. Counterparts. This Supplemental Indenture may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, email or other electronic format (i.e., “pdf,” “tif” or “jpg”) transmission or other electronically-imaged signature (including, without limitation, DocuSign or Adobe Sign) or transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, email or other electronic format (i.e., “pdf,” “tif” or “jpg”) (including, without limitation, DocuSign or Adobe Sign) shall be deemed to be their original signatures for all purposes. Notwithstanding anything to the contrary contained herein or in the Affected Securities, the words “execute,” “execution,” “signed,” and “signature” and words of similar import used in or related to any document to be signed in connection with this Supplemental Indenture, the Affected Securities, the Replacement Security or any of the transactions contemplated hereby or thereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act.

Section 2.08. Not Responsible for Recitals. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (ii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

BARCLAYS BANK PLC

By:	/s/ Shilpa Akella
	Name:	Shilpa Akella
	Title:	Managing Director

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Gregory Dale
	Name:	Gregory Dale
	Title:	Authorised Signatory

[Signature Page to Supplemental Indenture]

Annex A*

Name of Affected Securities	Inception Date	CUSIP	Principal Amount of Outstanding Affected Securities Deemed to Consent	Percent of Outstanding Affected Securities Deemed to Consent
iPath® Bloomberg Platinum Subindex Total ReturnSM ETN	June 24, 2008	06739H255	$2,027,100	51.64%

*	The CUSIP number has been assigned to this issue by Standard and Poor’s Corporation and is included solely for the convenience of the Holders. None of the Company, the Trustee or any of their respective agents shall be responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness on the Affected Securities or as indicated in any consent solicitation statement.

Annex B

Certificate of Tender Agent

THE BANK OF NEW YORK MELLON	T +44(0)20 7163 5566
LONDON BRANCH
160 Queen Victoria Street
London EC4V 4LA
United Kingdom

BARCLAYS BANK PLC

CONFIRMATION OF RECEIPTS OF TENDERS AND CONSENTS

The Bank of New York Mellon, pursuant to its authority and capacity as Tender Agent in conjunction with the Offer to Purchase and Consent Solicitation Statement dated December 7, 2023 as heretofore supplemented (the “Statement”) for Barclays Bank PLC’s iPath® Bloomberg Platinum Subindex Total Return℠ ETN due June 24, 2038 (CUSIP No. 06739H255) (the “Notes”), hereby confirm receipt of tender and consent instructions from holders in the aggregate amount listed below:

CUSIP Number:	06739H255

Total Notes Tendered:	40,542

Number of Notes Outstanding:	78,511

Percentage providing Tender and Consent:	51.64%

The aforementioned tenders and consents were received at or prior to 6:00p.m. New York City time, September 25, 2024 and such tenders and consents have not been revoked or withdrawn in whole or in part and are in full force and effect as of the date hereof.

The Tender Agent confirms that pursuant to a Paying Agent Letter Agreement dated June 15, 2021 (the “Paying Agent Agreement”) between Barclays Bank PLC, as Issuer and The Bank of New York Mellon, London Branch as Paying Agent (the “Paying Agent”) in connection with the offer to purchase described in the Statement, the Paying Agent is entitled to conclusively rely upon this certificate in connection with its duties as set out in the Paying Agent Agreement.

The Bank of New York Mellon

By:	/s/ Michael Lee
	Name:	Michael Lee
	Title	Authorised Signatory

Date: October 2, 2024

The Bank of New York Mellon – Incorporated with limited liability in the State of New York, USA. Head Office: 240 Greenwich Street, New York, NY 10286, USA. London Branch registered in England & Wales with FC No 005522 and BR No 000818 and with its Registered Office at 160 Queen Victoria Street, London EC4V 4LA. The Bank of New York Mellon is supervised and regulated by the New York State Department of Financial Services and the US Federal Reserve and authorised by the Prudential Regulation Authority. The Bank of New York Mellon, London Branch is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

Annex C

Form of Amended and Restated Global Security

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Date: [•]
CUSIP No. 06739H255	ISIN: US06739H2554
Common Code: 37398667

BARCLAYS BANK PLC

MEDIUM-TERM NOTES, SERIES A

____________

iPath® Bloomberg Platinum Subindex Total ReturnSM ETN

due June 24, 2038

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount: $[•] equal to [•] Securities at $50 per Security.

Index: The Bloomberg Platinum Subindex Total ReturnSM.

Inception Date: June 24, 2008.

Interest Rate: The principal of this Security shall not bear interest.

Denomination: $50.

Payment at Maturity: On the Maturity Date, the Company shall redeem this Security by paying to the Holder a cash payment equal to the principal amount of the Holder’s Securities times the Index Factor on the Final Valuation Date minus the Investor Fee on the Final Valuation Date unless such Securities were previously redeemed on a Redemption Date as provided under “Early Redemption”.

Early Redemption: If the Company has not delivered notice of its intention to exercise its right to redeem the Securities, the Holder may, subject to the notification requirements provided under Section 5 hereof, require the Company to redeem the Holder’s Securities in whole or in part on any Redemption Date during the term of the Securities (“Holder Redemption”). If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder will receive a cash payment equal to the principal amount of the Holder’s Securities times the Index Factor on the applicable Valuation Date minus the Investor Fee on the applicable Valuation Date. The Company shall not be required to redeem fewer than 50,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

The Company may redeem the Securities (in whole but not in part) at its sole discretion on any Business Day from and including the date hereof to and including the Maturity Date (“Issuer Redemption”). To exercise its right to redeem, the Company must deliver notice to the Holders of the Securities not less than ten calendar days prior to the Redemption Date on which the Company intends to redeem the Securities. If the Company redeems the Securities, the Holder will receive a cash payment in U.S. dollars in an amount equal to the principal amount of the Holder’s Securities times the Index

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Factor on the Valuation Date specified by the Company in such issuer redemption notice minus the Investor Fee on such Valuation Date.

Calculation Agent: Barclays Bank PLC.

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: None.

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OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking). If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining the quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Default Amount. The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Face Amount.

“Final Valuation Date” means June 17, 2038, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent

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determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will the Final Valuation Date be postponed by more than five Trading Days.

“Index Component” means, with respect to the Securities, the futures contract on the commodity of platinum that comprises the Index.

“Index Factor” means, on any given day, the amount equal to the closing value of the Index on that day divided by the closing value of the Index on the Inception Date.

“Investor Fee” means the amount equal to 0.75% per year times the principal amount of the Holder’s Securities times the Index Factor, calculated on a daily basis in the following manner: (i) the Investor Fee on the Inception Date shall equal zero; and (ii) on each subsequent calendar day until and including the Final Valuation Date or, in the case of Securities with respect to which the Holder or the Company has exercised its right of Early Redemption, the applicable Valuation Date, the Investor Fee will increase by an amount equal to 0.75% times the principal amount of the Holder’s Securities times the Index Factor on that day (or, if such day is not a Trading Day, the Index Factor on the immediately preceding Trading Day) divided by 365.

“Market Disruption Event” means, with respect to the Securities, in the opinion of the Calculation Agent and determined in its sole discretion: (i) a material limitation, suspension or disruption in the trading of the Index Component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price; (ii) the daily contract reference price for the Index Component has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility; (iii) UBS Securities LLC (“UBS Securities”) and Bloomberg Finance L.P. (“Bloomberg”) fail to publish the closing value of the Index or the applicable trading facility or other price source fails to announce or publish the daily contract reference price for the Index Component; (iv) any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the ability of Barclays Bank PLC or the ability of any affiliates of Barclays Bank PLC to unwind all or a material portion of a hedge with respect to the Securities that Barclays Bank PLC or any of its affiliates have effected or may effect. The following events will not be Market Disruption Events: (a) a limitation on the hours or numbers of days of trading on a trading facility on which the Index Component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or (b) a decision by a trading facility to permanently discontinue trading in the Index Component.

“Maturity Date” means June 24, 2038, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day; provided, however, that if the fifth Business Day preceding June 24, 2038 does not qualify as the Final Valuation Date referred to above, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or

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any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

“Redemption Date” means (a) in the case of Holder Redemption, the third Business Day following each Valuation Date (other than the Final Valuation Date , where the final Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date); or (b) in the case of Issuer Redemption, the fifth Business Day following the Valuation Date specified by the Company in the issuer redemption notice, which will in no event be later than the Maturity Date.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“Trading Day” means any day on which (i) the value of the Index is published by UBS Securities and Bloomberg; (ii) trading is generally conducted on the NYSE Arca stock exchange; and (iii) trading is generally conducted on the market on which the Index Component is traded, in each case as determined by the Calculation Agent in its sole discretion.

“Valuation Date” means each Business Day from June 25, 2008 to June 17, 2038, inclusive, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will any Valuation Date be postponed by more than five Trading Days.

_______________________

1.	Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Early Redemption” and elsewhere on the face of this Security on the applicable Redemption Date, in the case of any Securities in respect of which the Holder exercises its Holder Redemption right or the Company exercises its Issuer Redemption right prior to the Maturity Date, or (ii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2.	Payment of Interest

The principal of this Security shall not bear interest.

3.	Discontinuance or Modification of the Index; Market Disruption Event

If Bloomberg and UBS Securities discontinue publication of the Index and Bloomberg and UBS Securities or any other Person or entity publishes an index that the

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Calculation Agent determines is comparable to the Index and approves as a Successor Index, then the Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable on the Maturity Date or any Redemption Date by reference to such Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index, or that the closing value of the Index is not available because of a Market Disruption Event or for any other reason, on any Valuation Date, or if for any other reason the Index is not available to the Company or the Calculation Agent on any Valuation Date, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Index Component or the method of calculating the Index has been changed at any time in any respect, including, without limitation, any substitution of the Index Component, and whether the change is made by UBS Securities and Bloomberg under their existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting the Index Component, or is due to any other reason, then the Calculation Agent will be permitted (but shall not be required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the Maturity Date or upon Early Redemption is equitable.

The Calculation Agent shall have the right to postpone a Valuation Date, and thus the determination of the value of the Index, if the Calculation Agent determines that, on such Valuation Date, a Market Disruption Event occurs or is continuing in respect of the Index Component. If such a postponement occurs, the Calculation Agent shall determine the value of the Index Component by using the closing value of the Index Component on the first Trading Day after that day on which no Market Disruption Event occurs or is continuing with respect to the Index Component. In no event, however, may the Calculation Agent postpone a Valuation Date by more than five Trading Days.

In the event that a Valuation Date is postponed until the fifth Trading Day following the scheduled Valuation Date, but a Market Disruption Event occurs and is continuing on such day, that day shall nevertheless be a Valuation Date, and the Calculation Agent shall determine the value of the Index on such day by a good faith estimate of the value of the Index that would have prevailed in the absence of a Market Disruption Event.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

4.	Payment at Maturity or Upon Early Redemption

The payment of this Security that becomes due and payable on the Maturity Date or on a Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity” and “Early Redemption”, respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or

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not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5.	Redemption Mechanics

(a) Holder Redemption. If the Company has not delivered notice of its intention to exercise its right to redeem the Securities, subject to the minimum redemption amount provided under “Early Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via electronic mail by no later than 4:00 p.m. New York time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile by no later than 5:00 p.m. New York time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price equal to the principal amount of the Holder’s Securities times the Index Factor on the applicable Valuation Date minus the Investor Fee on the applicable Valuation Date, facing Barclays Capital DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York time on the applicable Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date). The final Redemption Date shall be the third Business Day following such Valuation Date that is immediately prior to the Final Valuation Date.

(b) Issuer Redemption. If the Company elects to exercise its right to redeem the Securities, the Company will deliver written notice of such election to redeem to the Holders of the Securities not less than ten calendar days prior to the Redemption Date on which the Company intends to redeem the Securities. The Valuation Date will be the date specified by the Company in such issuer redemption notice (subject to postponement in the event of a Market Disruption Event), and the Securities will be redeemed on the fifth Business Day following such Valuation Date, but in no event later than the Maturity Date.

6.	Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or upon early redemption; Market Disruption Events; Business Days; Trading Days; the Investor Fee; the Default Amount; the closing value of the Index on the Inception Date and on any Valuation Date; the Maturity Date; Redemption Dates; the amount payable on the Securities and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other

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Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to determine the value of the Index on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

7.	Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

8.	Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

9.	Certificate of Authentication

This Security may be signed by the Company by manual or by pdf or other electronically-imaged (including, without limitation, DocuSign or Adobe Sign) signature and this Security so executed shall be deemed to have been duly and validly executed and be valid and effective as a manually executed Security. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or by pdf or other electronically-imaged (including, without limitation, DocuSign or Adobe Sign) signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date first set forth above.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

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(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 , as amended by the Supplemental Indenture, dated as of February 22, 2018 (as so amended, herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument dated as of September 16, 2004), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Original Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to the principal amount thereof.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $50. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.